                                                                   EXHIBIT 10.39

                              REPAYMENT GUARANTY
                              ------------------


          THIS REPAYMENT GUARANTY (the "Guaranty") is executed as of the 18th day of May, 1990 by SANTA ANITA REALTY ENTERPRISES, INC., a Delaware corporation ("Guarantor"), for the benefit of THE MITSUBISHI BANK, LIMITED ("Lender"), with reference to the following facts:

          A. Pursuant to that certain Building Loan Agreement of even date herewith (the "Loan Agreement"), Lender has agreed to lend up to $170,000,000 (the "Loan") to Towson Town Center, Inc., a Delaware corporation ("Borrower"), to enable Borrower to advance such funds to Towson Town Center Associates, a Maryland general partnership ("Owner"), to allow Owner to finance (i) repayment of certain acquisition costs, (ii) rehabilitation, (iii) construction and
(iv) expansion of an existing regional shopping mall located on approximately twenty-eight (28) acres of land at the intersection of Fairmount Avenue, Dulaney Valley Road, and Joppa Road, in Baltimore County, State of Maryland ("Property"). The Loan is evidenced by a Promissory Note of even date herewith in the principal amount of the Loan (the "Note"), repayment of which is secured by, among other things, a Secured Guaranty of even date herewith from the Owner for the benefit of the Lender. The Secured Guaranty is secured by an Indemnity Deed of Trust and Security Agreement and Assignment of Leases and Rents of even date herewith from the Owner for the benefit of the Lender, encumbering the Property ("Deed of Trust"). In connection with the Loan, Lender shall also issue from time to time a letter or letters of credit in an amount not to exceed $170,000,000 (the "Letter of Credit"), to support the sale of commercial paper by Borrower pursuant to the terms of that certain Credit Facility and Reimbursement Agreement ("Reimbursement Agreement"), and other documents referred to therein. The proceeds from the sale of commercial paper will be used by Borrower for the same purposes set forth above with respect to Loan proceeds. The maximum amount of proceeds available under the Loan Agreement and the Reimbursement Agreement shall not, at any one time, exceed $170,000,000, unless expressly authorized by Lender. (The Note, the Loan Agreement, the Letter of Credit, the Reimbursement Agreement, the Secured Guaranty, the Deed of Trust and all documents and instruments executed by Borrower, Owner, Guarantor, or any other guarantor as described below in connection with the Loan and the Letter of Credit are herein collectively referred to as "Loan Documents.")

          B. As a condition to the making of the Loan and to the issuance of the Letter of Credit, Lender has required that (i) Guarantor guarantee the obligations of Borrower and Owner in accordance with the terms of this Guaranty, (ii) ERNEST W. HAHN, INC., a California corporation d/b/a THE HAHN COMPANY, also jointly and severally guarantee the obligations of Borrower and Owner in accordance with the terms of that certain Repayment Guaranty of even date herewith and (iii) DECHIARO ASSOCIATES, a Maryland general partnership, also jointly and severally (but up to a limited principal amount) guarantee the obligations of Borrower and Owner in accordance with the terms of that certain Limited Repayment Guaranty of even date herewith.

          NOW, THEREFORE, in consideration of Lender's agreement to make the Loan and issue the Letter of Credit, and as an inducement to Lender to do so, Guarantor covenants and agrees with Lender, for the benefit of the holder from time to time of the Note, and the issuer of the Letter of Credit, as follows:

                  ARTICLE I.  REPRESENTATIONS AND WARRANTIES
                              ------------------------------

          Guarantor makes the following representations and warranties which shall be continuing representations and warranties until this Guaranty expires in accordance with the provisions contained herein:

          1.01.   Existence and Rights.  Guarantor is a corporation duly
                  --------------------
incorporated and validly existing under the laws of the State of Delaware without limitation as to the duration of its existence and is in good standing. Guarantor has corporate powers and adequate authority, rights and franchises to own its property and to carry on its business as now owned and carried on and is duly qualified and in good standing in each jurisdiction in which the property owned by it or the business conducted by it makes such qualification necessary, and Guarantor has the corporate power and adequate authority to make and carry out this Guaranty.

          1.02.   Guaranty Authorized and Binding.  The execution, delivery and
                  -------------------------------
performance of this Guaranty are duly authorized and do not require the consent or approval of any governmental body or other regulatory authority; are not in contravention of, or in conflict with, any law or regulation or any term or provision of the Articles of Incorporation or Bylaws of Guarantor; and this Guaranty is a valid and legally binding obligation of Guarantor enforceable in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting the rights of creditors generally.

          1.03.   No Conflict.  The execution and delivery of this Guaranty are
                  -----------
not, and the performance of this Guaranty will not be, in contravention of, or in conflict with, any agreement, indenture or undertaking to which Guarantor is a party or by which it or any of its property is or may be bound or affected and do not, and will not cause any security interest, lien or other encumbrance to be created or imposed upon any such property.

          1.04.   Litigation.  There is no litigation or other proceeding
                  ----------
pending or, to the best knowledge of Guarantor, threatened against, or affecting, it or its properties which, if determined adversely to Guarantor, would have a materially adverse effect on the financial condition, properties, businesses or operations of Guarantor or which prevents or interferes with or adversely affects Guarantor's entering into this Guaranty or the validity of this Guaranty or the carrying out of the terms hereof, and Guarantor is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

          1.05.   Financial Condition.  Guarantor's financial statements,
                  -------------------
dated December 31, 1989, which have heretofore been submitted in writing by Guarantor to Lender in connection herewith, are true and correct and fairly present the financial condition of Guarantor for the period covered thereby. Since the date of said financial statements, there has been no materially adverse change in Guarantor's financial condition. Guarantor has no knowledge of any material liabilities, contingent or otherwise, as of the date of said financial statements which are not reflected in said financial statements; and, Guarantor has not entered into any commitments or contracts which may have a materially adverse effect upon its financial condition, operations or business as now conducted. Said financial statements reflect a net worth of Guarantor, determined in accordance with generally accepted accounting principles consistently applied, of approximately $105,000,000.

          1.06.   Solvency.  The execution and delivery of this Guaranty will
                  --------
not (i) render Guarantor insolvent under generally accepted accounting principles nor render it insolvent (as defined below), (ii) leave Guarantor with remaining assets which constitute unreasonably small capital given the nature of Guarantor's business, and (iii) result in the incurrence of Debts beyond Guarantor's ability to pay them when and as they mature. For the purposes of this Section, "Insolvent" means that the present fair salable value of assets is less than the amount that will be required to pay the probable liability on existing Debts as they become absolute and matured. For the purposes of this Section, "Debts" include any legal liability for indebtedness, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent.

          1.07.   Financial or other Benefit or Advantage.
                  ---------------------------------------
Guarantor hereby acknowledges and warrants that it has derived or expects to derive a financial or other benefit or advantage from the Loan and from each and every renewal, extension, release of collateral or other relinquishment of legal rights made or granted or to be made or granted by Lender to Borrower or Owner in connection with the Loan.

                            ARTICLE II.  AGREEMENTS
                                         ----------

          2.01.   Guaranty.  Guarantor hereby unconditionally and irrevocably
                  --------
guarantees (a) the due and punctual payment of the Guaranteed Debt (as defined
                                                   ---------------
in Section 2.02), as reduced from time to time in accordance with Sections 2.02,
2.03 or 2.04 hereof and (b) the full and faithful performance by Borrower of the payment obligations arising pursuant to Section 1.15 of the Loan Agreement (the "Guaranteed Obligations"). This is a guaranty of payment and performance and not of collection only.

          2.02.   Guaranteed Debt.
                  ---------------

          (a) Prior to the date of Completion (as defined in the Loan Agreement), and thereafter if there is either an Event of Default (as defined in the Loan Agreement) existing as of the date of Completion or an event or condition existing as of the date of Completion which, but for the giving of notice or lapse of time, or both, would constitute an Event of Default, and such Event of Default, event or condition is continuing, the term "Guaranteed Debt" means all amounts due under the Note and all monetary payments required to be made under the Loan Documents, as such documents may be modified, extended or otherwise amended, other than Guaranteed Obligations.

          (b) After the date of Completion, and provided no Event of Default or event or condition which, but for the giving of notice or lapse of time or both, would constitute an Event of Default under the Loan Agreement, exists as of the date of Completion and is continuing, the term "Guaranteed Debt" means principal, interest, Administration Fees (as defined in the Reimbursement Agreement), late charges, default interest and breakage fees due or to become due pursuant to the Note or Reimbursement Agreement, or any interest rate swap agreement hereafter executed by Borrower, as such documents may be modified, extended or otherwise amended (including with respect to breakage fees all costs and charges payable in accordance with the Note in the event of voluntary or involuntary prepayment of any Eurodollar borrowing, any interest rate swap agreement as referred to in Section 2.03(b) hereof, or any interest rate protection product obtained from Lender).

"Guaranteed Debt," as such term is used in this subsection, is subject to reduction from time to time in accordance with Sections 2.02(c)-(e), 2.03, and 2.04.

          (c) After (i) one (1) year after the date of Completion (as such term is defined in the Loan Agreement), but in no event prior to January 1, 1993, and
(ii) Nordstrom and Hecht's (or a similar replacement anchor approved by Lender in accordance with the Loan Agreement), have each executed a Reciprocal Easement Agreement in form and substance approved by Lender in accordance with the Loan Agreement (the "REA"), which REA is then recorded in the Land Records of the Baltimore County Recorder's office, and each is in full occupancy and open for business on its respective site in accordance with the provisions of said REA, and (iii) provided no Event of Default (as such term is defined in the Loan Agreement), or event or condition which, but for the lapse of time or giving of notice, or both, would become an Event of Default under the Loan Agreement, is then existing and continuing, Guarantor may on an annual (calendar year) basis upon written notice to Lender on or prior to April 30 in any year at least one
(1) year following the Completion Date (or semi-annual basis as set forth in Section 2.02(d) hereof) request a reduction in Guaranteed Debt. Concurrently with such notice, Guarantor shall furnish or cause to be furnished an audited financial statement reasonably acceptable to Lender for the Property covering the prior fiscal year, from Deloitte and Touche or another nationally recognized public accounting firm reasonably acceptable to Lender. Within fifteen (15) business days thereafter, Lender shall notify Guarantor in writing if any reduction in the principal component of Guaranteed Debt is warranted in accordance with the formula set forth below by furnishing to Guarantor a certificate specifying the new principal component of Guaranteed Debt and the effective date of such reduction. If a reduction of the principal component of Guaranteed Debt is warranted, such reduction shall be retroactive to the first day of the fiscal year following the year with respect to which the calculations were made. If a reduction in Guaranteed Debt is not warranted, Lender shall notify Guarantor in writing within such fifteen (15) business day period, which notice shall state the reasons that the reduction is not warranted. Reductions in the principal component of Guaranteed Debt shall be determined by multi-plying $170,000,000 by a fraction, the numerator of which is the Annual
Audited Cash Flow (as hereinafter defined), for the prior fiscal year and the denominator of which is the Annual Pro Forma Cash Flow Projection (as hereinafter defined), for such prior fiscal year. The difference obtained by subtracting the product of such formula from $170,000,000 shall be principal component of Guaranteed Debt; provided, however, in no event shall the principal component of Guaranteed Debt be reduced below the principal amount of $25,000,000 pursuant to this Section 2.02(c) until such time as the conditions set forth in Section 2.03 have been fully satisfied. Guaranteed Debt shall be rounded up to the nearest $1,000.

          For example, if Annual Audited Cash Flow in 1992 is $9,000,000, and Annual Pro Forma Cash Flow is $11,500,000, the reduction in the principal component of Guaranteed Debt effective as of January 1, 1993 (assuming a calendar fiscal year), would be determined as follows:

          $  9,000,000 x $170,000,000 = $133,043,478.30 reduction
          ------------
          $ 11,500,000

          $170,000,000 - $133,043,478.30 = $36,956,521.70

          The principal component of Guaranteed Debt under the foregoing example is $36,957,000.00.

          If, on the other hand, Annual Audited Cash Flow in 1992 is $11,000,000, and Annual Pro Forma Cash Flow is $11,500,000, the $25,000,000
minimum would apply (unless the conditions set forth in Section 2.03 have been fully satisfied), and the reduction in the principal component of Guaranteed Debt effective as of January 1, 1993 would be determined as follows:

          $ 11,000,000 x $170,000,000 = $162,608,695.60 reduction
          ------------
          $ 11,500,000

          $170,000,000 - $162,608,695.60 = $7,391,304.40

but $7,391,304.40 is less than $25,000,000, so the principal component of Guaranteed Debt under the foregoing example is $25,000,000.

          By way of further example, if Audited Annual Cash Flow in 1993 is $13,000,000 Annual Pro Forma Cash Flow is $15,850,000, the reduction in the principal component of Guaranteed Debt effective as of January 1, 1994, would be determined as follows:

          $ 13,000,000 x $170,000,000 = $139,432,176.60 reduction
          ------------
          $ 15,850,000

          $170,000,000 - $139,432,176.60 = $30,567,823.40

          The principal component of Guaranteed Debt under the foregoing example is the lesser of $30,568,000.00, or the principal component of Guaranteed Debt in the prior fiscal year.

          (d) Commencing eighteen (18) months after the Completion Date, but no earlier than July 1, 1993, and continuing thereafter until Guaranteed Debt is reduced to zero, provided the conditions for reduction set forth in subsection 2.02(c)(i)-(iii) above have been satisfied, Guarantor may at its election upon written notice to Lender request semi-annual reductions in Guaranteed Debt based upon periods of operations from January 1 through June 30, and July 1 through December 31, of each fiscal year. Concurrently with such notice, Guarantor shall furnish or cause to be furnished an audited financial statement acceptable to Lender for the Property covering the applicable six (6) month period, from Deloitte and Touche or another nationally recognized accounting firm reasonably acceptable to Lender. Within fifteen (15) business days thereafter, Lender shall notify Guarantor in writing if any reduction in the principal component of Guaranteed Debt is warranted in accordance with the formula set forth below by furnishing to Guarantor a certificate specifying the new principal component of Guaranteed Debt and the effective date of such reduction. If a reduction in the principal component of Guaranteed Debt is warranted, such reduction shall be retroactive to the first day of the semi-annual period following the semi-annual period with respect to which the calculations were made. If a reduction in Guaranteed Debt is not warranted, Lender shall notify Guarantor in writing within such fifteen (15) business day period, which notice shall state the reasons that the reduction is not warranted. Reductions in the principal component of Guaranteed Debt shall be determined by multiplying $170,000,000 by a fraction, the numerator of which is the Semi-Annual Cash Flow (as hereinafter defined) for the applicable six
(6) month period and the denominator of which is the Semi-Annual Pro Forma Cash Flow Projection (as hereinafter defined) for the applicable six (6) month period. The difference obtained by subtracting the product of such formula from $170,000,000 shall be the remaining principal component of Guaranteed
Debt; provided, however, in no event shall the principal component of Guaranteed Debt be reduced below the principal amount of $25,000,000 pursuant to this Section 2.02(d) until such time as the conditions set forth in Section
2.03 have been fully satisfied.

          (e) Whenever Guarantor is entitled to a reduction in the principal component of Guaranteed Debt, the guaranteed portion of interest, letter of credit fees, default interest, late charges and breakage fees, if any, shall likewise be reduced in the same proportion as the reduction in the principal component of Guaranteed Debt.

          (f) Once reduced, but subject to the provisions of Section 2.05, the principal component of Guaranteed Debt shall not subsequently be increased.

          (g) "Annual Audited Cash Flow" or "Semi-Annual Audited Cash Flow" shall mean the Net Cash Flow (as defined below) of the Property for the given period, as applicable, as evidenced by an audit of the Property in form and substance satisfactory to Lender and prepared by Deloitte and Touche or another firm of independent public accountants of recognized standing reasonably acceptable to Lender.

          (h) "Gross Income" shall mean gross revenues determined on an accrual basis in accordance with generally accepted accounting principles (including deductions for bad debt and uncollected receivables) which revenues shall include, without limitation, rentals, additional and percentage rents, revenues received for common area maintenance charges and other expense pass-through charges, lease extension and option payments, forfeited security deposits, utilities, storage rental and other rental received from tenants occupying leased space, garages or parking spaces located on the Property, and payments on rentals received from concessionaires, licensees or lessees or from any source whatsoever in connection with the operation of the Property, or any part thereof for the period in question, but specifically excluding unforfeited security deposits, Loan or commercial paper proceeds advanced to Owner by Borrower or any other lender and any amounts paid by or for the account of Borrower, Guarantor, or any other guarantor, or any third party affiliated with Borrower, Guarantor, or any other guarantor except to the extent that such payments are for leased space in the Property and do not exceed amounts that would be paid by independent third parties for such space, or as otherwise specifically approved by Lender, and specifically excluding accruals for delinquent rental amounts. However, prior period Gross Income may be adjusted so as to include delinquent rental amounts received during a subsequent period.

          (i) "Operating Expenses" shall mean all disbursements actually made or accrued in accordance with generally accepted accounting principles, or which should have been made or accrued in the normal operation of the Property as a first-class shopping center, plus tenant improvements amortized in accordance with generally accepted accounting principles during the period in question, in connection with the operations and maintenance of the Property in a first class manner including but not limited to taxes, maintenance expenses, replacement expenses, utility charges, insurance premiums, supplies, payroll expenses, tenant improvement costs (amortized over the initial term of the lease for which such tenant improvements have been made), unless such costs are funded from (A) the Loan or
(B) by Owner out of its own funds (and not funds from the Property) as a part of the initial construction of the Property, capital expenditures (or reserves therefor as agreed to in the Loan Agreement) amortized over their useful life in accordance with generally accepted accounting principles consistently applied, unless such costs are funded from (A) the Loan or (B) by Owner out of its own funds (and not funds from the Property) as a part of the initial construction of the Property, property management fees charged in accordance with property management agreement for the Property or other agreement to be approved by Lender, and all other amounts reasonably expended in connection with the ownership, operation and maintenance of the Property for the period in question, but excluding debt service.

          (j) "Net Cash Flow" shall mean the difference obtained by subtracting Operating Expenses from Gross Income, or zero, whichever is greater.

          (k) As used herein, "Annual Pro Forma Cash Flow" or "Semi-Annual Pro Forma Cash Flow" means for any given period in question the pro forma Net Cash Flow shown in Exhibit "A" attached hereto.

          2.03.   Final Release of Obligation to Repay Guaranteed Debt.
                  -----------------------------------------------------
          Reductions in the principal component of Guaranteed Debt below $25,000,000 may be requested by Guarantor annually or semi-annually in accordance with Section 2.02(c) or (d), but there shall be no reductions in the principal component of Guaranteed Debt below $25,000,000 pursuant thereto unless the following conditions apply:

               (a) The principal component of Guaranteed Debt would be below $25,000,000 pursuant to Sections 2.02(c) or 2.02 (d) but for the existence of the $25,000,000 minimum guarantee provision contained herein;

               (b) Interest on 100% of the Loan (including, outstanding commercial paper and amounts outstanding under the Reimbursement Agreement) is payable by Borrower at a fixed rate or rates of interest pursuant to an interest rate swap or swaps or similar agreement or agreements obtained by Borrower and approved by Lender for a period or periods all of which expire no earlier than eighteen (18) months prior to the Maturity Date (as defined in the Loan Agreement);

               (c) The Property has achieved a minimum debt coverage ratio (i.e., annual Net Cash Flow to debt service) of not less than 1.15:1, based upon the actual fixed rate of interest obtained by Borrower and the Annual Audited Cash Flow for the prior fiscal year;

               (d) A minimum of 90% of the gross rentable square footage of the improvements constructed or to be constructed on the Property pursuant to the Loan Agreement (excluding Anchors, as that term is defined in the Loan Agreement) shall be leased to tenants in occupancy and paying the full monthly rent required under the terms of each tenant's respective lease;

               (e) Hecht's and Nordstrom (or a similar replacement anchor approved by Lender in accordance with the Loan Agreement) have each executed the REA (which is to be recorded in the Land Records of the Baltimore County Recorder's office) and each is in full occupancy and open for business on its respective site in accordance with the provisions of said REA;

               (f) The minimum appraised value of the Property, as of the date of reduction, as determined by an independent M.A.I. appraiser employed by a nationally recognized appraisal firm (such as Coldwell Banker, Cushman Wakefield, or any other appraisal firm of similar nationally recognized standing) selected by Lender, which appraisal shall be procured by Lender upon request by Guarantor (which request may not be given more frequently than Guarantor is permitted to request reductions in the principal component of Guaranteed Debt), and paid for by Guarantor or any other guarantor within thirty (30) days of Lender's request and which appraisal results in a loan to value ratio of not greater than 75% (for purposes of computing such loan to value ratio, the term "loan" means the outstanding balance of the Loan plus outstanding commercial paper together with any other obligations secured by the Property if permitted by Lender); and

               (g) No Event of Default under any Loan Document (other than any guaranty executed by DeChiaro Associates, a Maryland general partnership), or event which with the lapse of time or giving of notice, or both, would become an Event of Default under any such Loan Document, shall have occurred and be continuing.

Upon satisfaction of the foregoing conditions, the Guaranteed Debt shall be reduced, or eliminated, as applicable, without further execution of any additional documents or amendments hereto.

     Notwithstanding anything herein to the contrary, including, without limitation Section 2.04 below, in the event Guarantor successfully satisfies all of the conditions set forth in Sections 2.03(b)-(g) inclusive, Guarantor may pay to Lender the full amount of the Guaranteed Debt outstanding at such time of payment, and thereafter be fully released from its obligations hereunder.

          2.04. Application of Payments.
                -----------------------

          (a) All payments other than payments made by Guarantor or by any other guarantor, whether by regular monthly installments, prepayments, foreclosure proceeds or otherwise made on the Loan or pursuant to the Reimbursement Agreement or other Loan Documents shall be credited, to the extent of the amount thereof, in the following manner:

             (i) First, to the payment of any costs or expenses incurred by Lender in collecting amounts due pursuant to the Loan Documents including, without limitation, late charges, default interest and attorneys' fees, as provided in the Loan Documents, or costs incurred pursuant to the Deed of Trust;

            (ii) Second, to that portion of accrued but unpaid interest, late charges, any fees due under the Reimbursement Agreement and breakage fees as to which Guarantor is not personally liable;

           (iii) Third, to that portion of Guaranteed Debt then due and payable other than the principal component of Guaranteed Debt;

            (iv) Fourth, to that portion of the principal balance of debt as to which Guarantor is not personally liable; and

             (v)  Fifth, to the principal component of Guaranteed Debt.

     Lender may allocate such payments between the Note and the Reimbursement Agreement or other Loan Documents as Lender in its sole discretion deems appropriate.

          (b) Guarantor may at any time and from time to time, without premium or penalty except to the extent otherwise stated in the Loan Documents, elect to prepay or repay principal or interest on the Loan or repay principal or interest evidenced by the Reimbursement Agreement or any other sums due under the Loan Documents, provided, how-ever, that Lender shall apply any payments received from Guarantor or from any other guarantor (including, without limitation, payments received upon enforcement of this Guaranty or any other guaranty) in the following order of priority:

               (i) First, to the payment of costs or expenses incurred by Lender pursuant to Section 3.01 hereof or pursuant to any similar section included in a written guaranty agreement executed by Guarantor or any other guarantor;

              (ii) Second, to Guaranteed Obligations then due and payable, if any;

             (iii) Third, to that portion of Guaranteed Debt then due and payable other than the principal compo-nent of Guaranteed Debt;

              (iv) Fourth, to the principal component of Guar-anteed Debt; provided, however, that notwithstanding the foregoing, in no event shall the principal compo-nent of Guaranteed Debt be reduced below $25,000,000 unless each of the conditions set forth in Section 2.03 has been satisfied, or the aggregate balance then outstanding under the Loan Documents has been reduced to an equivalent level less than $25,000,000, and Borrower has no further rights to reborrow thereunder.

          Subject to the foregoing, Lender may allocate such payments between the Note and the Reimbursement Agreement or other Loan Documents as Lender in its sole discretion deems appropriate.

          2.05.  Liability for Interest on Guaranteed Debt.
                 -----------------------------------------
Amounts paid in reduction of Guaranteed Obligations or that portion of Guaranteed debt other than the principal component thereof shall not reduce the principal component of Guaranteed Debt hereunder, and the principal component of Guaranteed Debt shall likewise continue to bear interest in accordance with the Loan Documents until paid in full.

          2.06. Obligations Absolute. The obligations of Guarantor hereunder
                --------------------
shall remain in full force and effect without regard to, and shall not be affected or impaired by the following, any of which may be taken without the consent of, or notice to, Guarantor, nor shall any of the following give Guar-antor any recourse or right of action against Lender:

          (a) Any express or implied amendment, modification, renewal, addition, supplement, extension (including, without limitation, extensions beyond the original term) or acceleration of or to any of the Loan Documents;

          (b) Any exercise or non-exercise by Lender of any right or privilege under this Guaranty or any of the Loan Documents;

          (c) Any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Guarantor, Owner, or Borrower, or any other guarantor (which term shall include any other party at any time directly or contingently liable for any of the Borrower's obligations under the Loan Documents) or any affiliate of Borrower or Owner, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding, whether or not Guarantor shall have had notice or knowledge of any of the foregoing;

          (d) Any release or discharge of the Borrower from its liability under any of the Loan Documents or any release or discharge of any endorser, Owner or any other guarantor or of any other party at any time directly or contingently liable for the Guaranteed Debt or Guaranteed Obligations;

          (e) Any subordination, compromise, release (by operation of law or otherwise), discharge, compound, collection, or liquidation of any or all of the Property or other collateral described in any of the Loan Documents or otherwise in any manner, or any substitution with respect thereto;

          (f) Any assignment or other transfer of this Guaranty in whole or in part or of any of the Loan Documents;

          (g) Any acceptance of partial payment of Guaranteed Debt or partial performance of the Guaranteed Obligations;

          (h) Any consent to the transfer of the Property or any portion thereof or any other collateral described in the Loan Documents or otherwise; and

          (i) Any bid or purchase at any sale of the Property or any other collateral described in the Loan Documents or otherwise.

          2.07. Waivers. Guarantor unconditionally waives any defense to the
                -------
enforcement of this Guaranty, including, without limitation:

          (a) Except as provided in Section 3.05, below, all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty;

          (b) Any right to require Lender to proceed against Borrower, Owner, or any other guarantor at any time or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy whatsoever at any time;

          (c) The defense of any statute of limitations affecting the liability of Guarantor hereunder, the liability of Borrower, Owner, or any other guarantor under the Loan Documents, or the enforcement hereof, to the extend permitted by law;

          (d) Any defense arising by reason of any invalidity or unenforceability of any of the Loan Documents or any disability of Borrower, Owner, or any other guarantor or of any manner in which Lender has exercised its rights and remedies under the Loan Documents, or by any cessation from any cause whatsoever of the liability of Borrower, Owner, or any other guarantor;

          (e) Any defense based upon an election of remedies by Lender, including, without limitation, any election to proceed by judicial or nonjudicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including but not limited to remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of Guarantor or the rights of Guarantor to proceed against Borrower, Owner, or any other guarantor for reimbursement, or both;

          (f) Any duty of Lender to advise Guarantor of any information known to Lender regarding the financial condition of Borrower or Owner or any other guarantor and all other circumstances affecting Borrower's, Owner's or any other guarantor's ability to perform its obligations to Lender, it being agreed that Guarantor assumes the responsibility for being and keeping informed regarding such condition or any such circumstances;

          (g) Any rights of subrogation, reimbursement, exoneration, contribution and indemnity, and any rights or claims of any kind or nature against Borrower, Owner, or any other guarantor which arise out of or are caused by this Guaranty, and any rights to enforce any remedy which Lender now has or may hereafter have against Borrower, Owner, or any other guarantor and any benefit of, and any right to participate in, any security now or hereafter held by Lender, until all Guaranteed Debt and Guaranteed Obligations have been fully paid and performed whereupon all such rights shall be fully restored to Guarantor; and

          (h) Without limiting the generality of the foregoing or any other provision hereof, any rights and benefits which might otherwise be available to Guarantor under applicable law; and

          (i) Any defense based on failure of Lender to give notice of any default hereunder or under any of the provisions of the Loan Documents, and any indulgence with respect thereto, or failure to give any and all other notices and demands which may otherwise be required by law to be given or made.

          2.08. Subrogation. Guarantor understands that the exercise by Lender
                -----------
of certain rights and remedies may affect or eliminate Guarantor's right of subrogation against Borrower, Owner, or any other guarantor and that Guarantor may therefore incur partially or totally nonreimbursable liability hereunder. Nevertheless, Guarantor hereby authorizes and empowers Lender, its successors, endorsees and/or assigns, to exercise in its or their sole discretion, any rights and remedies, or any combination thereof, which may then be available, it being the purpose and intent of Guarantor that the obligations hereunder shall be absolute, continuing, independent and unconditional under any and all circumstances.

          2.09. Additional Waivers. Guarantor shall not be released or
                ------------------
discharged, either in whole or in part, by Lender's failure or delay to
(i) perfect or continue the perfection of any lien or security interest in any collateral which secures
                                      15
the obligations of the Borrower, Owner, Guarantor, or any other guarantor, or
(ii) protect the property covered by such lien or security interest.

          2.10. Independent and Separate Obligations. The obligations of
                ------------------------------------
Guarantor hereunder are independent of the respective obligations of Borrower and Owner and the other guarantors and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Guarantor whether or not Guarantor is the alter ego of Borrower or any other guarantor and whether or not Borrower or any other guarantor is joined therein or a separate action or actions are brought against Borrower or any other guarantor; provided, however, that as it may be reduced from time to time, the maximum liability of all guarantors, collectively, shall not exceed the aggregate amount of the Guaranteed Debt plus the Guaranteed Obligations except to the extent otherwise specifically provided in Section 9.14 of the Loan Agreement or in the Note. Lender's rights hereunder shall not be exhausted until all Guaranteed Debt has and Guaranteed Obligations have been fully and finally paid and performed. Subject to the provisions of this Section 2.10, the obligations of Guarantor and any other guarantor of the Loan Documents, shall also be joint and several. Any reductions in Guaranteed Debt or Guaranteed Obligations attributable to payments received from other guarantors or attributable to the procedures set forth in subsections 2.02(c), 2.02(d) or Section 2.03 hereof, regardless of whether such reduction was requested by Guarantor or any other guarantor, shall likewise reduce Guaranteed Debt or Guaranteed Obligations for which Guarantor is liable, provided, however, that notwithstanding the foregoing, no payments made by any other guarantor shall reduce Guaranteed Debt or Guaranteed Obliga tions below $25,000,000 hereunder unless each of the conditions set forth in
Section 2.03 hereunder was satisfied (except as otherwise provided in Section 2.03) at the time such payment was received by Lender or otherwise as set forth in Section 2.04(b)(iv).

          2.11. Bankruptcy No Discharge; Repayments. So long as any of the
                -----------------------------------
obligations guaranteed hereunder shall be owing to Lender, Guarantor shall not, without the prior written consent of Lender, commence or join with any other party in commencing any bankruptcy, reorganization or insolvency proceedings of or against Borrower or Owner. Guarantor understands and acknowledges that by virtue of this Guaranty, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Borrower or Owner. As an example and not in any way of limitation, a subsequent modification of the Guaranteed Debt or the Guaranteed Obligations in any reorganization case concerning Borrower shall not
                                      16
affect the obligation of Guarantor to pay and perform the Guaranteed Debt and the Guaranteed Obligations in accordance with their respective original terms. If claim is ever made upon Lender for repayment of any amount or amounts received by Lender in payment of the obligations under the Loan Documents which are guaranteed hereunder and Lender repays all or any part of said amount, then, notwithstanding any revocation or termination of this Guaranty or the cancellation of the Note or any other instrument evidencing the Loan, or the Reimbursement Agreement, Guarantor shall be and remain liable to Lender for the amount so repaid to the same extent as if such amount had never originally been received by Lender.

          2.12. Setoff. Lender shall have a right of setoff against, and
                ------
Guarantor hereby grants a security interest in, all moneys, securities and other property of Guarantor now or hereafter in the possession of, or on deposit with Lender, whether held in a general or special account or deposit, or for safekeeping or otherwise. Such right is in addition to any right of setoff Lender may have by law. All rights of setoff may be exercised without notice or demand to Guarantor. No right of setoff shall be deemed to have been waived by any act or conduct on the part of Lender, or by any neglect to exercise such right of setoff, or by any delay in doing so. Every right of setoff shall continue in full force and effect until specifically waived or released by an instrument in writing executed by Lender.

          2.13. Subordination. In the event any default, or event which upon the
                -------------
giving of notice or the lapse of time or both could become a default, shall exist in the performance of the Loan Documents, any indebtedness of Borrower, Owner, or any other guarantor now or hereafter held by Guarantor is hereby subordinated to the obligations of Borrower, Owner, and such other guarantor under the Loan Documents. If requested by Lender, such indebtedness shall be collected, enforced and received by Guarantor as trustee for Lender and paid over to Lender on account of the Loan Documents. However, no such payment shall reduce or affect in any manner the absolute, unconditional and independent liability of Guarantor hereunder except to the extent such payment is applied against amounts due pursuant to the Loan Documents.

          2.14. Payments. It is understood that the obligations of Borrower to
                --------
Lender may at any time and from time to time exceed the aggregate liability of Guarantor hereunder without impairing this Guaranty. Guarantor agrees that whenever Guarantor shall make any payment to Lender hereunder on account of the liability hereunder, Guarantor will deliver such payment to Lender at the address provided in Section 3.07 below and notify Lender in writing that such payment is made under this Guaranty for such purpose. It is understood that Lender, without impairing this Guaranty, may apply payments from Borrower to the Guaranteed Debt or the Guaranteed Obligations in such amounts and in such order as Lender in its complete dis-cretion determines. No payment made hereunder by Guarantor to Lender shall constitute Guarantor as a creditor of Lender.

          2.15. Financial Statements. Guarantor covenants and agrees to provide
                --------------------
Lender with its financial statements as required pursuant to Section 3.15(ii) of the Loan Agreement. Guarantor further covenants and agrees to immediately notify Lender of any material adverse change in Guarantor's financial condition.

          2.16. Net Worth Maintenance. Guarantor covenants and agrees that until
                ---------------------
such time as Guaranteed Debt is reduced to zero, it will maintain net worth in an amount not less than $80,000,000, as determined in accordance with Section 2.15, above.

                          ARTICLE III.  MISCELLANEOUS
                                        -------------

          3.01. Expenses. Guarantor agrees to pay all costs and expenses,
                --------
including reasonable attorneys' fees, which may be incurred by Lender in any effort to collect or enforce any of the Loan Documents or the obligations of Guarantor hereunder, whether or not any lawsuit is filed, including, without limitation, all costs and attorneys' fees incurred by Lender in any bankruptcy proceeding (including, without limitation, any action for relief from the automatic stay of any bankruptcy proceeding) and in any judicial or nonjudicial foreclosure action. Such amounts shall bear interest until paid at a rate equal to the Default Rate as set forth in the Note.

          3.02. Amendments; Successors. Neither this instrument nor any term
                ----------------------
hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. All of the terms of this instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The term "Borrower" shall mean both the named Borrower and any other person or entity at any time assuming or otherwise becoming primarily liable on all or any part of the obligations set forth in the Loan Documents. No delay or failure by Lender to exercise any remedy against Borrower, Owner, or Guarantor or any other guarantor will be construed as a waiver of that right or remedy. All remedies of Lender are cumulative. In the event that the provisions of this Guaranty are claimed or held to be inconsistent with any other instrument evidencing or securing either the Loan, the commercial paper reimbursement obligations, or the obligations of Guarantor, the terms of this Guaranty shall remain fully valid and effective.
If Guarantor consists of more than one person or entity, the obligations here-under shall be joint and several. When the context in which the words are used in this Guaranty indicates that such is the intent, words in the singular number shall include the plural and vice-versa. If any one or more of the provisions of this Guaranty should be determined to be illegal or unenforceable, all other provisions shall remain effective. The Guarantor shall not have the right to assign any of its rights or obligations under this Guaranty.

          3.03.  Choice of Law and Choice of Forum.
                 ---------------------------------

               a. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law of the State of New York, including both matters of internal law and con-flict of laws. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereto further irrevocably consents to the service of process out of any of the afore-mentioned courts in any such action by registered or certified mail, postage prepaid, to the respective party at its address for notices pursuant to this Agreement. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

               b. Each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement in the courts referred to in paragraph (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

          3.04. Assignability by Lender. Lender may, at any time and from time
                -----------------------
to time, assign, conditionally or otherwise, all of the rights of Lender under the Note and under this Guaranty, whereupon such assignee shall succeed to all rights of Lender hereunder to the extent that such rights may be assigned to it. Lender, or each successor holder of the Note, may give written notice to Guarantor of any such assignment, but any failure to give, or delay in giving, such notice shall not affect the validity or enforceability of any such assignment.

          3.05. Demands. Each demand by Lender for performance or payment
                -------
hereunder shall be in writing and shall be made in the manner set forth in
Section 3.07 below. A dated statement signed by an officer of Lender setting forth the amount of indebtedness at the time owing to Lender by Borrower under the Loan Documents and the amount of Guaranteed Debt or Guaranteed Obligations for which Guarantor is personally liable shall be conclusive evidence thereof as between Guarantor and Lender in any legal proceedings against Guarantor in connection with this Guaranty.

          3.06. Term. The obligations of Guarantor under this Guaranty shall
                ----
continue in full force and effect until the earlier of (i) the obligations under the Loan Documents shall have been fully paid and performed and Lender's commitment to make advances under the Loan Documents shall have been terminated or shall have expired or (ii) the date the Guaranteed Debt and the Guaranteed Obligations have been finally reduced to zero.

          3.07. Notices. All notices and demands hereunder shall be deemed to
          ----
have been duly given (except as set forth in Section 3.03, above) if personally delivered or mailed by United States registered or certified mail, with return receipt requested, postage prepaid, or sent by prepaid nationally recognized air courier, to the parties at the following addresses (or at such other addresses as shall be given by written notice by any party to the others) and shall be deemed complete upon any such mailing:

          To Guarantor:     SANTA ANITA REALTY
                            ENTERPRISES, INC.
                            600 West Santa Ana Boulevard
                            Suite 950
                            Santa Ana, California 92701
                            Attention:  Glen Carpenter

          With a copy to:     Paone, Callahan, McHolm & Winton
                              19100 Von Karman, Suite 800
                              P.O. Box 19613
                              Irvine, California 92713-9613
                              Attention:  Steven A. McHolm, Esq.

          To Lender:          The Mitsubishi Bank, Limited
                              c/o The Bank of California
                              550 South Flower Street
                              Los Angeles, California 90071
                              Attention:  Cathy Chase

          With a copy to:     Lillick & McHose
                              725 South Figueroa Street
                              Suite 1100
                              Los Angeles, California 90017
                              Attention:  Neil R. Tucker, Esq.

          3.08.  Completed Agreement.  This Guaranty supersedes
                 -------------------
any prior negotiations, discussions or communications between Guarantor and Lender and constitutes the entire agreement between Lender and Guarantor with respect to the Guaranteed Obligations.

          IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the date first above written.

                         SANTA ANITA REALTY ENTERPRISES, INC.
                         a Delaware corporation


                         By: /s/ Glenn L. Carpenter
                            ---------------------------------
                             Glenn L. Carpenter
                             President and Chief Operating Officer



                         By: /s/ Royce B. McKinley
                            ---------------------------------
                             Royce B. McKinley
                             Chairman of the Board and
                             Chief Executive Officer